                                                        EXHIBITS 5.1 AND 23.2

                              ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301

                                                       December 26, 2001

Viragen (Europe) Ltd.
865 S.W. 78th Avenue
Suite 100
Plantation, FL  33324

         RE: REGISTRATION STATEMENT ON FORM S-1 (THE "REGISTRATION STATEMENT") VIRAGEN (EUROPE) LTD. (THE "COMPANY")

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 23,465,520 shares (the "Registerable Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), including up to 20,532,330 shares of Common Stock reserved for issuance (the "Reserved Shares") upon attainment of performance goals established under the Company's agreement to acquire BioNative AB (the "Acquisition Agreement").

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock and related matters; (c) the Registration Statement and the exhibits thereto;
(d) the Acquisition Agreement; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon and subject to the foregoing, we are of the opinion that (1) the currently outstanding Registerable Shares have been legally issued and are fully paid and non-assessable, and (2) the Reserved Shares, when issued and upon payment of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                   Sincerely,

                                   ATLAS PEARLMAN, P.A.
                                   -------------------------------
                                   /s/ Atlas Pearlman, P.A